FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.1

Johnson Controls reports strong organic revenue and earnings growth in fiscal Q1, with continued momentum in orders and backlog;
Fiscal 2019 guidance updated to reflect the announced sale of Power Solutions

________________________________________________________________________________

▪	GAAP EPS from continuing operations of $0.12 per share, including special items

▪	Adjusted EPS from continuing operations of $0.26, up 24% versus prior year

▪	Sales of $5.5 billion, up 3%, reflecting organic growth of 6%; Field up 3% with organic growth of 5%; Products up 3% with organic growth of 7%

▪	Field orders up 7% organically versus prior year; Backlog also up 7% organically versus prior year

▪	Repurchased approximately 14 million shares in the quarter for $467 million

▪	Fiscal 2019 adjusted EPS from continuing operations guidance of $1.75 to $1.85, representing a year-over-year increase of 10% to 16%
________________________________________________________________________________

CORK, Ireland, February 1, 2019 -- Johnson Controls International plc (NYSE: JCI) today reported fiscal first quarter 2019 GAAP earnings per share (“EPS”) from continuing operations, including special items, of $0.12. Excluding these items, adjusted EPS from continuing operations was $0.26, up 24% versus the prior year period (see attached footnotes for non-GAAP reconciliation).
Sales of $5.5 billion increased 3% compared to the prior year. Excluding the impacts of M&A and foreign currency, sales grew 6% organically.
GAAP earnings before interest and taxes (“EBIT”) was $329 million and EBIT margin was 6.0%. Adjusted EBIT was $400 million and adjusted EBIT margin was 7.3%, up 50 basis points over the prior year. Excluding the impact of M&A and foreign currency, the underlying adjusted EBIT margin increased 60 basis points.

George Oliver, chairman and CEO noted, “Fiscal 2019 is off to a great start, with solid results in the first quarter. The investments we have made in R&D as well as expanding our global salesforce directly impacted our results, with continued strength in organic top-line and order growth. While we continue to monitor the global macro-economic environment, we remain committed to driving execution across the organization, leveraging our large installed base and service offerings, and driving continued synergies and productivity initiatives. The sale of the Power Solutions business is progressing well, and we are on track to close in fiscal Q3.”

Income and EPS amounts attributable to Johnson Controls ordinary shareholders
($ millions, except per-share amounts)
The financial highlights presented in the tables below are in accordance with GAAP, unless otherwise indicated. All comparisons are to the fiscal first quarter of 2018. The results of Power Solutions are reported as discontinued operations in all periods presented.
Organic sales growth, organic EBITA growth, adjusted segment EBITA, adjusted EBIT, adjusted EPS from continuing operations and adjusted free cash flow are non-GAAP financial measures. For a reconciliation of these non-GAAP measures and detail of the special items, refer to the attached footnotes. A slide presentation to accompany the results can be found in the Investor Relations section of Johnson Controls’ website at http://investors.johnsoncontrols.com.

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Sales	$5,305	$5,464	$5,305	$5,464	+3%

Segment EBITA	656	583	559	590	+6%

EBIT	272	329	362	400	+10%

Net income (loss) from continuing operations	(75)	107	200	243	+22%

Diluted EPS from continuing operations	($0.08)	$0.12	$0.21	$0.26	+24%

BUSINESS RESULTS

Building Solutions North America

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Sales	$2,012	$2,116	$2,012	$2,116	5%

Segment EBITA	$227	$250	$236	$253	7%

Segment EBITA margin %	11.3%	11.8%	11.7%	12.0%	30bps

Sales in the quarter of $2.1 billion, increased of 5% versus the prior year. Excluding M&A and foreign currency, organic sales increased 6% versus the prior year driven by solid growth across HVAC & Controls, Fire & Security and Solutions.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 5% year-over-year. Backlog at the end of the quarter of $5.4 billion increased 4% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $253 million, up 7% versus the prior year. Adjusted segment EBITA margin of 12.0% expanded 30 basis points versus the prior year as favorable volume leverage as well as cost synergies and productivity savings, were partially offset by unfavorable mix and salesforce additions.

Building Solutions EMEA/LA (Europe, Middle East, Africa/Latin America)

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Sales	$915	$907	$915	$907	(1%)

Segment EBITA	$69	$77	$71	$77	8%

Segment EBITA margin %	7.5%	8.5%	7.8%	8.5%	70bps
Sales in the quarter of $907 million declined 1% versus the prior year. Excluding M&A and foreign currency, organic sales grew 4% versus the prior year driven by stronger service growth. Growth was positive across most regions, led by strength in HVAC, Fire & Security and Industrial Refrigeration in Europe, and Fire & Security and Industrial Refrigeration in Latin America.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 9% year-over-year. Backlog at the end of the quarter of $1.6 billion increased 15% year-over-year, excluding M&A and adjusted for foreign currency.

Adjusted segment EBITA was $77 million, up 8% versus the prior year. Adjusted segment EBITA margin of 8.5% expanded 70 basis points over the prior year, including a 30 basis point headwind related to foreign currency. Adjusting for foreign currency, the underlying margin improved 100 basis points driven by favorable volume and mix as well as the benefit from cost synergies and productivity savings, partially offset by salesforce investments.

Building Solutions Asia Pacific

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Sales	$597	$613	$597	$613	3%

Segment EBITA	$74	$66	$74	$66	(11%)

Segment EBITA margin %	12.4%	10.8%	12.4%	10.8%	(160bps)
Sales in the quarter of $613 million increased 3% versus the prior year. Excluding M&A and foreign currency, organic sales increased 6% versus the prior year driven primarily by high-single digit growth in project installations.
Orders in the quarter, excluding M&A and adjusted for foreign currency, increased 9% year-over-year. Backlog at the end of the quarter of $1.5 billion increased 12% year-over-year, excluding M&A and adjusted for foreign currency.
Adjusted segment EBITA was $66 million, down 11% versus the prior year. Adjusted segment EBITA margin of 10.8% declined 160 basis points over the prior year as favorable volume was more than offset by unfavorable mix, salesforce additions and expected underlying margin pressure.

Global Products

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Sales	$1,781	$1,828	$1,781	$1,828	3%

Segment EBITA	$286	$190	$178	$194	9%

Segment EBITA margin %	16.1%	10.4%	10.0%	10.6%	60bps
Sales in the quarter of $1.8 billion increased 3% versus the prior year. Excluding M&A and foreign currency, organic sales increased 7% versus the prior year with high-single digit growth in HVAC & Refrigeration Equipment, low-double digit growth in Building Management Systems, and mid-single digit growth in Specialty Products.

Adjusted segment EBITA was $194 million, up 9% versus the prior year. Adjusted segment EBITA margin of 10.6% expanded 60 basis points over the prior year driven by favorable volume and mix, positive price/cost as well as the benefit of cost synergies and productivity savings, partially offset by ongoing product and channel investments.

Corporate

	GAAP	GAAP	Adjusted	Adjusted
	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Change

Corporate expense	($138)	($136)	($105)	($93)	(11%)
Adjusted Corporate expense was $93 million in the quarter, a decrease of 11% compared to the prior year, driven primarily by continued cost synergies and productivity savings.

OTHER ITEMS

•
On November 13, 2018, the Company announced an agreement to sell its Power Solutions business for $13.2 billion. The transaction is expected to close no later than June 30, 2019, subject to customary closing conditions and regulatory approvals. The results of the Power Solutions business are reported in discontinued operations for all periods presented.

•
Cash used by operating activities from continuing operations was $0.1 billion and capital expenditures were $0.2 billion in the quarter, resulting in a free cash outflow from continuing operations of $0.2 billion. Adjusted free cash flow was also an outflow of $0.2 billion, which excludes net cash outflows of $0.1 billion primarily related to integration costs.

•	During the quarter, the Company repurchased approximately 14 million shares for $467 million.

FISCAL 2019 CONTINUING OPERATIONS GUIDANCE
The Company also announced fiscal 2019 guidance from continuing operations:

▪	Organic revenue growth in the mid-single digits.

▪	Incremental synergy and productivity savings of $200 million.

▪	Preliminary assumptions for use of Power Solutions sale proceeds results in $0.05 benefit.

▪	Effective tax rate of 13.5% versus 12.1% in prior year.

▪	Fiscal 2019 adjusted EPS before special items from continuing operations of $1.75 to $1.85, representing a year-over-year increase of 10% to 16%.

▪	Adjusted free cash flow conversion of approximately 95%, excluding special items.

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About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements
Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws (including but not limited to the recently enacted Tax Cuts and Jobs Act), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency rates and cancellation of or changes to commercial arrangements, and with respect to the disposition of the Power Solutions business, the expected financial impact and timing of the Power Solutions disposition, whether and when the required regulatory approvals for the Power Solutions disposition will be obtained, the possibility that closing conditions for the Power Solutions disposition may not be satisfied or waived, and whether the strategic benefits of the Power Solutions transaction can be achieved. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on November 20, 2018, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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Non-GAAP Financial Information
The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include net mark-to-market adjustments, transaction/integration costs, restructuring and impairment costs, Scott Safety gain on sale, the impact of ceasing the depreciation/amortization expense for the Power Solutions business as the business is held for sale and discrete tax items. Financial information regarding organic sales, adjusted segment EBITA, adjusted organic segment EBITA, adjusted segment EBITA margin, adjusted free cash flow and adjusted free cash flow conversion are also presented, which are non-GAAP performance measures. Adjusted segment EBITA excludes special items such as transaction/integration costs and Scott Safety gain on sale because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes that, when considered together with unadjusted amounts, these non-GAAP measures are useful to investors in understanding period-over-period operating results and business trends of the Company. Management may also use these metrics as guides in forecasting, budgeting and long-term planning processes and for compensation purposes. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure.
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JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended December 31,
	2018	2017

Net sales	$5,464	$5,305
Cost of sales	3,739	3,607
Gross profit	1,725	1,698

Selling, general and administrative expenses	(1,438)	(1,319)
Restructuring and impairment costs	—	(154)
Net financing charges	(85)	(102)
Equity income	42	47

Income from continuing operations before income taxes	244	170

Income tax provision	108	217

Income (loss) from continuing operations	136	(47)

Income from discontinued operations, net of tax	263	318

Net income	399	271

Less: Income from continuing operations attributable to noncontrolling interests	29	28
Less: Income from discontinued operations attributable to noncontrolling interests	15	13

Net income attributable to JCI	$355	$230

Income (loss) from continuing operations	$107	$(75)
Income from discontinued operations	248	305

Net income attributable to JCI	$355	$230

Diluted earnings (loss) per share from continuing operations	$0.12	$(0.08)
Diluted earnings per share from discontinued operations	0.27	0.33
Diluted earnings per share *	$0.38	$0.25

Diluted weighted average shares	925.2	926.1
Shares outstanding at period end	912.7	926.1

* May not sum due to rounding.

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	December 31, 2018	September 30, 2018
ASSETS
Cash and cash equivalents	$292	$185
Accounts receivable - net	5,442	5,622
Inventories	2,027	1,819
Assets held for sale	3,042	3,015
Other current assets	1,152	1,182
Current assets	11,955	11,823

Property, plant and equipment - net	3,314	3,300
Goodwill	18,291	18,381
Other intangible assets - net	6,080	6,187
Investments in partially-owned affiliates	887	848
Noncurrent assets held for sale	5,159	5,188
Other noncurrent assets	2,330	3,070
Total assets	$48,016	$48,797

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$2,320	$1,307
Accounts payable and accrued expenses	4,141	4,428
Liabilities held for sale	1,636	1,791
Other current liabilities	3,556	3,724
Current liabilities	11,653	11,250

Long-term debt	9,588	9,623
Other noncurrent liabilities	5,167	5,259
Noncurrent liabilities held for sale	201	207
Shareholders' equity attributable to JCI	20,102	21,164
Noncontrolling interests	1,305	1,294
Total liabilities and equity	$48,016	$48,797

JOHNSON CONTROLS INTERNATIONAL PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended December 31,
	2018	2017
Operating Activities
Net income (loss) attributable to JCI from continuing operations	$107	$(75)
Income from continuing operations attributable to noncontrolling interests	29	28

Net income (loss) from continuing operations	136	(47)

Adjustments to reconcile net income (loss) from continuing operations to cash used by operating activities:
Depreciation and amortization	211	210
Pension and postretirement benefit income	(29)	(36)
Pension and postretirement contributions	(21)	(23)
Equity in earnings of partially-owned affiliates, net of dividends received	(36)	(33)
Deferred income taxes	43	(80)
Non-cash restructuring and impairment costs	—	28
Gain on Scott Safety business divestiture	—	(114)
Other - net	28	27
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	146	(10)
Inventories	(222)	(196)
Other assets	(63)	(137)
Restructuring reserves	(25)	96
Accounts payable and accrued liabilities	(226)	(259)
Accrued income taxes	(21)	441
Cash used by operating activities from continuing operations	(79)	(133)

Investing Activities
Capital expenditures	(153)	(114)
Acquisition of businesses, net of cash acquired	(13)	—
Business divestitures, net of cash divested	6	2,011
Other - net	24	(17)
Cash provided (used) by investing activities from continuing operations	(136)	1,880

Financing Activities
Increase (decrease) in short and long-term debt - net	1,014	(1,056)
Stock repurchases	(467)	(150)
Payment of cash dividends	(240)	(232)
Dividends paid to noncontrolling interests	(43)	—
Proceeds from the exercise of stock options	13	16
Employee equity-based compensation withholdings	(21)	(24)
Other - net	—	(4)
Cash provided (used) by financing activities from continuing operations	256	(1,450)

Discontinued Operations
Net cash provided by operating activities	193	6
Net cash used by investing activities	(66)	(121)
Net cash provided (used) by financing activities	(11)	10
Net cash flows provided (used) by discontinued operations	116	(105)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(43)	17
Change in cash held for sale	(2)	10
Increase in cash, cash equivalents and restricted cash	$112	$219

FOOTNOTES
1. Financial Summary

The Company evaluates the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, restructuring and impairment costs, and the net mark-to-market adjustments related to restricted asbestos investments and pension and postretirement plans. In the first quarter of fiscal 2019, the Company began reporting the Power Solutions business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the financial results shown below are for continuing operations and exclude the Power Solutions business.

	Three Months Ended December 31,
(in millions; unaudited)	2018		2017
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP

Net sales
Building Solutions North America	$2,116	$2,116	$2,012	$2,012
Building Solutions EMEA/LA	907	907	915	915
Building Solutions Asia Pacific	613	613	597	597
Global Products	1,828	1,828	1,781	1,781
Net sales	$5,464	$5,464	$5,305	$5,305

Segment EBITA (1)
Building Solutions North America	$250	$253	$227	$236
Building Solutions EMEA/LA	77	77	69	71
Building Solutions Asia Pacific	66	66	74	74
Global Products	190	194	286	178
Segment EBITA	583	590	656	559
Corporate expenses (2)	(136)	(93)	(138)	(105)
Amortization of intangible assets	(97)	(97)	(92)	(92)
Net mark-to-market adjustments (3)	(21)	—	—	—
Restructuring and impairment costs (4)	—	—	(154)	—
EBIT (5)	329	400	272	362
EBIT margin	6.0%	7.3%	5.1%	6.8%
Net financing charges	(85)	(85)	(102)	(102)
Income from continuing operations before income taxes	244	315	170	260
Income tax provision (6)	(108)	(43)	(217)	(32)
Income (loss) from continuing operations	136	272	(47)	228
Income from continuing operations attributable to noncontrolling interests	(29)	(29)	(28)	(28)
Net income (loss) from continuing operations attributable to JCI	$107	$243	$(75)	$200

(1) The Company's press release contains financial information regarding adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The Company's definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its businesses. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

The following is the three months ended December 31, 2018 and 2017 reconciliation of segment EBITA and segment EBITA margin as reported to adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Solutions North America		Building Solutions EMEA/LA		Building Solutions Asia Pacific		Global Products		Consolidated JCI plc
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Segment EBITA as reported	$250	$227	$77	$69	$66	$74	$190	$286	$583	$656
Segment EBITA margin as reported	11.8%	11.3%	8.5%	7.5%	10.8%	12.4%	10.4%	16.1%	10.7%	12.4%

Adjusting items:
Integration costs	3	9	—	2	—	—	4	6	7	17
Scott Safety gain on sale	—	—	—	—	—	—	—	(114)	—	(114)

Adjusted segment EBITA	$253	$236	$77	$71	$66	$74	$194	$178	$590	$559
Adjusted segment EBITA margin	12.0%	11.7%	8.5%	7.8%	10.8%	12.4%	10.6%	10.0%	10.8%	10.5%

(2) Adjusted Corporate expenses for the three months ended December 31, 2018 excludes $41 million of integration costs and $2 million of transaction costs. Adjusted Corporate expenses for the three months ended December 31, 2017 excludes $28 million of integration costs and $5 million of transaction costs.

(3) On October 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2016-01, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU No. 2016-01 amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including marketable securities. The new standard requires the mark-to-market of marketable securities investments previously recorded within accumulated other comprehensive income on the statement of financial position be recorded in the statement of income on a prospective basis beginning as of the adoption date. The three months ended December 31, 2018 exclude the net mark-to-market adjustments on restricted investments of $21 million. As these restricted investments do not relate to the underlying operating performance of its businesses, the Company’s definition of adjusted segment EBITA and adjusted EBIT excludes the mark-to-market adjustments effective October 1, 2018.

(4) Restructuring and impairment costs for the three months ended December 31, 2017 of $154 million are excluded from the adjusted non-GAAP results. The restructuring actions and impairment costs related primarily to workforce reductions, plant closures and asset impairments in the Building Technologies & Solutions business and at Corporate.

(5) Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(6) Adjusted income tax provision for the three months ended December 31, 2018 excludes the tax provision for valuation allowance adjustments of $76 million as a result of changes in U.S. tax law, partially offset by the tax benefits for integration costs of $6 million and net mark-to-market adjustments of $5 million. Adjusted income tax provision for the three months ended December 31, 2017 excludes the net tax provision related to the U.S. Tax Reform legislation of $204 million, the Scott Safety gain on sale of $30 million and the impact of the third quarter fiscal 2018 effective tax rate change of $6 million, partially offset by the tax benefits for tax audit settlements of $25 million, restructuring and impairment costs of $23 million, integration costs of $6 million and transaction costs of $1 million.

2. Diluted Earnings Per Share Reconciliation

The Company's press release contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration costs, gain on sale of the Scott Safety business, net mark-to-market adjustments, restructuring and impairment costs, impact of ceasing the depreciation / amortization expense for the Power Solutions business as the business is held for sale, and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

A reconciliation of diluted earnings per share as reported to adjusted diluted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Earnings (loss) per share as reported for JCI plc	$0.38	$0.25	$0.12	$(0.08)

Adjusting items:
Transaction costs	0.03	0.01	—	0.01
Integration costs	0.05	0.05	0.05	0.05
Related tax impact	(0.01)	(0.01)	(0.01)	(0.01)
Scott Safety gain on sale	—	(0.12)	—	(0.12)
Related tax impact	—	0.03	—	0.03
Net mark-to-market adjustments	0.02	—	0.02	—
Related tax impact	(0.01)	—	(0.01)	—
Restructuring and impairment costs	—	0.17	—	0.17
Related tax impact	—	(0.03)	—	(0.02)
Cease of Power Solutions
depreciation / amortization expense	(0.03)	—	—	—
Related tax impact	0.01	—	—	—
Discrete tax items	0.16	0.20	0.08	0.20

Adjusted earnings per share for JCI plc*	$0.61	$0.54	$0.26	$0.21

* May not sum due to rounding.

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Three Months Ended
	December 31,
	2018	2017

Weighted average shares outstanding for JCI plc

Basic weighted average shares outstanding	921.6	926.1
Effect of dilutive securities:
Stock options, unvested restricted stock
and unvested performance share awards	3.6	—
Diluted weighted average shares outstanding	925.2	926.1

For the three months ended December 31, 2017, the total number of potential dilutive shares due to stock options, unvested restricted stock and unvested performance share awards was 7.2 million. However, these items were not included in the computation of diluted loss per share for the three months ended December 31, 2017, since to do so would decrease the loss per share for continuing operations. On an adjusted diluted outstanding share basis, inclusion of the effect of dilutive securities results in diluted weighted average shares outstanding of 933.3 million for the three months ended December 31, 2017.

The Company has presented forward-looking statements regarding adjusted EPS from continuing operations, organic net sales growth, organic adjusted EBITA growth, organic adjusted EBIT growth, adjusted segment EBITA margin, adjusted EBIT margin and adjusted free cash flow conversion for the full fiscal year of 2019, which are non-GAAP financial measures. These non-GAAP financial measures are derived by excluding certain amounts, expenses, income or cash flows from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period, including but not limited to the high variability of the net mark-to-market adjustments and the effect of foreign currency exchange fluctuations. Our fiscal 2019 outlook for organic net sales and adjusted EBITA and EBIT growth also excludes the effect of acquisitions, divestitures and foreign currency. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. The unavailable information could have a significant impact on the Company’s full year 2019 GAAP financial results.

3. Organic Growth Reconciliation

The components of the changes in net sales for the three months ended December 31, 2018 versus the three months ended December 31, 2017, including organic growth, is shown below (unaudited):

(in millions)	Net Sales for the Three Months Ended December 31, 2017	Base Year Adjustments - Acquisitions and Divestitures		Adjusted Base Net Sales for the Three Months Ended December 31, 2017	Foreign Currency		Organic Growth		Net Sales for the Three Months Ended December 31, 2018
Building Solutions North America	$2,012	$—	—	$2,012	$(8)	—	$112	6%	$2,116	5%
Building Solutions EMEA/LA	915	2	—	917	(43)	-5%	33	4%	907	-1%
Building Solutions Asia Pacific	597	—	—	597	(18)	-3%	34	6%	613	3%
Total field	3,524	2	—	3,526	(69)	-2%	179	5%	3,636	3%
Global Products	1,781	(49)	-3%	1,732	(31)	-2%	127	7%	1,828	6%
Total net sales	$5,305	$(47)	-1%	$5,258	$(100)	-2%	$306	6%	$5,464	4%

The components of the changes in segment EBITA and EBIT for the three months ended December 31, 2018 versus the three months ended December 31, 2017, including organic growth, is shown below (unaudited):

(in millions)	Adjusted Segment EBITA / EBIT for the Three Months Ended December 31, 2017	Base Year Adjustments - Acquisitions and Divestitures		Adjusted Base Segment EBITA / EBIT for the Three Months Ended December 31, 2017	Foreign Currency		Organic Growth		Adjusted Segment EBITA / EBIT for the Three Months Ended December 31, 2018
Building Solutions North America	$236	$—	—	$236	$(1)	—	$18	8%	$253	7%
Building Solutions EMEA/LA	71	1	1%	72	(7)	-10%	12	17%	77	7%
Building Solutions Asia Pacific	74	—	—	74	(1)	-1%	(7)	-9%	66	-11%
Total field	381	1	—	382	(9)	-2%	23	6%	396	4%
Global Products	178	(6)	-3%	172	(3)	-2%	25	15%	194	13%
Total adjusted segment EBITA	559	$(5)	-1%	554	$(12)	-2%	$48	9%	590	6%

Corporate expenses	(105)			(105)					(93)	11%
Amortization of intangible assets	(92)			(92)					(97)	-5%
Total adjusted EBIT	$362			$357					$400	12%

4. Adjusted Free Cash Flow Reconciliation

The Company's press release contains financial information regarding free cash flow, adjusted free cash flow and adjusted free cash flow conversion, which are non-GAAP performance measures. Free cash flow is defined as cash provided by operating activities less capital expenditures. Adjusted free cash flow excludes special items, as included in the table below, because these cash flows are not considered to be directly related to its underlying businesses. Adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income. Management believes these non-GAAP measures are useful to investors in understanding the strength of the Company and its ability to generate cash.

The following is the three months ended December 31, 2018 and 2017 reconciliation of free cash flow, adjusted free cash flow and adjusted free cash flow conversion for continuing operations (unaudited):

(in billions)	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Cash used by operating activities from continuing operations	$(0.1)	$(0.1)
Capital expenditures	(0.2)	(0.1)
Reported free cash flow*	(0.2)	(0.2)

Adjusting items:
Transaction/integration costs	0.1	0.1
Nonrecurring tax refunds	—	(0.2)
Total adjusting items	0.1	(0.1)
Adjusted free cash flow*	$(0.2)	$(0.3)

Adjusted net income from continuing operations
attributable to JCI	$0.2	$0.2
Adjusted free cash flow conversion	-100%	-150%

* May not sum due to rounding

5. Net Debt to Capitalization

The Company provides financial information regarding net debt as a percentage of total capitalization, which is a non-GAAP performance measure. The Company believes the percentage of total net debt to total capitalization is useful to understanding the Company's financial condition as it provides a review of the extent to which the Company relies on external debt financing for its funding and is a measure of risk to its shareholders. The following is the December 31, 2018 and September 30, 2018 calculation of net debt as a percentage of total capitalization (unaudited):

(in millions)	December 31, 2018	September 30, 2018
Short-term debt and current portion of long-term debt	$2,320	$1,307
Long-term debt	9,588	9,623
Total debt	11,908	10,930
Less: cash and cash equivalents	292	185
Total net debt	11,616	10,745
Shareholders' equity attributable to JCI	20,102	21,164
Total capitalization	$31,718	$31,909

Total net debt as a % of total capitalization	36.6%	33.7%

6. Divestitures

On November 13, 2018, the Company entered into a definitive agreement to sell its Power Solutions business to BCP Acquisitions LLC for approximately $13.2 billion. BCP Acquisitions LLC is a newly-formed entity controlled by investment funds managed by Brookfield Capital Partners LLC. The transaction is expected to close by June 30, 2019, subject to investment closing conditions and required regulatory approvals. Net cash proceeds are expected to be $11.4 billion after tax and transaction-related expenses.

On March 16, 2017, the Company announced that it signed a definitive agreement to sell its Scott Safety business to 3M for approximately $2.0 billion. The transaction closed on October 4, 2017. Net cash proceeds from the transaction approximated $1.9 billion and the Company recorded a net gain of $114 million ($84 million after tax). Scott Safety is a leader in the design, manufacture and sale of high performance respiratory protection, gas and flame detection, thermal imaging and other critical products for fire services, law enforcement, industrial, oil and gas, chemical, armed forces, and homeland defense end markets.

7. Income Taxes

The Company's effective tax rate from continuing operations before consideration of transaction/integration costs, gain on sale of the Scott Safety business, net mark-to-market adjustments, restructuring and impairment costs, and discrete tax items for the three months ending December 31, 2018 and 2017 is approximately 13.5% and 12.1%, respectively.